Exhibit 99.1
     NEWS RELEASE

ENTEGRIS APPOINTS MARY PUMA TO BOARD OF DIRECTORS

BILLERICA, Mass., September 5, 2024 - Entegris, Inc. (NASDAQ: ENTG), a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced the appointment of Mary Puma to its board of directors. Ms. Puma previously served as the president and chief executive officer of Axcelis Technologies, Inc. The appointment brings the total number of Entegris board members to eight.

“We are delighted to welcome Mary to the Entegris board,” said Bertrand Loy, chair of the board, president and chief executive officer of Entegris. “For years, Mary served as a well-respected leader of a company developing solutions and applications critical to the semiconductor manufacturing process. I am confident that her breadth of leadership experience and in-depth knowledge of the semiconductor industry will make her a valuable member of our board. We look forward to working with Mary and to leveraging her deep industry insight to achieve the company’s growth and innovation objectives.”

About Ms. Puma:
Ms. Puma served as president and chief executive officer of Axcelis Technologies, Inc. from January 2002 until May 2023, having served as Axcelis’ president and chief operating officer from May 2000 until January 2002. From 1996 until 2000, Ms. Puma served in several management roles at Eaton Corporation. Prior to joining Eaton, Ms. Puma spent 15 years in various marketing and general management positions for General Electric Company. Ms. Puma currently serves on the board of directors of Ciena Corporation, SMART Global Holdings, Inc. and Allegro Microsystems, Inc. She is also the chairperson of the board of SEMI, a global association providing industry stewardship and promoting the interests of the global electronics supply chain. Previously, Ms. Puma served on the board of directors of Axcelis Technologies, Inc. and Nordson Corporation.

About Entegris

Entegris is a leading supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 8,000 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea, and Taiwan. Additional information can be found at www.entegris.com.

Investor Contact: Bill Seymour VP of Investor Relations, Treasury & Communications + 1 952 556 1844 bill.seymour@entegris.com	Media Contact: Connie Chandler Senior Director of Corporate Communications +1 978 436 6546 connie.chandler@entegris.com

ENTEGRIS, INC.	129 Concord Road, Building 2	T +1 978 436 6500